Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated April 2, 2018

Relating to Preliminary Prospectus issued March 23, 2018

Registration Statement No. 333-223300

SPOTIFY TECHNOLOGY S.A.

This free writing prospectus relates to the Registration Statement on Form F-1 (File No. 333-223300), as amended (the “Registration Statement”), that Spotify Technology S.A. (“Spotify”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On April 2, 2018, Spotify posted on its website a blog post from its Chief Executive Officer and founder, Daniel Ek. The text of the blog post is set forth below.

Except as set forth below, information on, or accessible through, Spotify’s website is not part of or incorporated by reference in this free writing prospectus, nor is it part of or incorporated by reference in the preliminary prospectus or Registration Statement.

You should consider statements in the blog post as set forth below only after carefully evaluating all of the information in the preliminary prospectus contained from time to time within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such preliminary prospectus and in such final prospectus.

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Tomorrow, Spotify becomes a listed public company on the New York Stock Exchange. And it feels like the right time to pause and acknowledge the thousands of Spotify employees around the globe who helped build out the Spotify ecosystem while staying true to who we are and what we believe. You make me proud to come in and learn and work alongside all of you.

Lots of people have asked me how I feel about tomorrow’s listing. Of course, I am proud of what we’ve built over the last decade. But what’s even more important to me is that tomorrow does not become the most important day for Spotify.

It’s the day after, and the following day that matters —and all those days to come. Because that’s when we will continue the hard and important work of our mission: To unlock the potential of human creativity — by giving a million creative artists the opportunity to live off their art and billions of fans the opportunity to enjoy and be inspired by it.

Spotify is not raising capital, and our shareholders and employees have been free to buy and sell our stock for years. So while tomorrow puts us on a bigger stage, it doesn’t change who we are, what we are about, or how we operate.

This is why we are doing things a little differently.

Normally, companies ring bells. Normally, companies spend their day doing interviews on the trading floor touting why their stock is a good investment. Normally, companies don’t pursue a direct listing. While I appreciate that this path makes sense for most, Spotify has never been a normal kind of company. As I mentioned during our Investor Day, our focus isn’t on the initial splash. Instead, we will be working on trying to build, plan, and imagine for the long term.

Sometimes we succeed, sometimes we stumble. The constant is that we believe we are still early in our journey and we have room to learn and grow.

I have no doubt that there will be ups and downs as we continue to innovate and establish new capabilities. Nothing ever happens in a straight line — the past ten years have certainly taught me that. My job is to ensure that we keep our foot on the pedal during the ups, so that we don’t become complacent, and that we continue to stay the course with a firm grip on the wheel during the downs.

We have a lot to do — we are only in the second inning — and I’m more excited than ever for the future.

Remember, tomorrow is just another day in our journey to fulfill our mission.

Harder, better, faster, stronger.

Daniel

Spotify has filed a registration statement (including a prospectus) with the SEC relating to its ordinary shares to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Spotify has filed with the SEC for more complete information about Spotify and its ordinary shares. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.